EXHIBIT 99.1

RESEARCH:


RESEARCH UPDATE: PLIANT CORP. CORPORATE CREDIT RATING LOWERED TO 'CCC+' FROM 'B', OUTLOOK NEGATIVE

PUBLICATION DATE:       19-Sep-2005
PRIMARY CREDIT          Liley Mehta, New York (1) 212-438-1263
ANALYST(S):             liley_mehta@standardandpoors.com
SECONDARY CREDIT        Cynthia Werneth, CFA, 1) 212-438-7819;
ANALYST(S):             cindy_werneth@standardandpoors.com

CREDIT RATING:          CCC+/Negative/--

RATIONALE
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On Sept.  19, 2005,  Standard & Poor's Ratings  Services  lowered its ratings on
Pliant Corp. (see list below) because of concerns regarding the impact of expected raw-material cost increases on this very aggressively leveraged company. The corporate credit rating is lowered to 'CCC+' from 'B', which indicates a higher probability of default within one year. The outlook is negative.

Pliant sources its primary raw materials -- polyethylene, PVC, and polypropylene resins -- primarily from major oil and petrochemical companies in North America. Pliant's resin costs have risen dramatically during the past year and additional price increases have been announced following the rapid escalation of oil and natural gas prices. Disruptions in the manufacture and shipment of petrochemicals and derivative products following Hurricane Katrina make it highly likely that Pliant's resin costs will increase meaningfully in the near term. Freight costs are also likely to rise. Liquidity is already thin -- about $50 million as of June 30, 2005 -- and will probably shrink further if Pliant is unable to pass along increased costs to its customers or is delayed in doing so.

The ratings reflect Pliant's very aggressive debt leverage, weak credit measures, and limited liquidity, which overshadow its fair business position in the plastic film and flexible-packaging segments. With annual revenues of about $1 billion, Schaumburg, Ill.-based Pliant is a domestic producer of extruded film and flexible-packaging products for food, personal care, medical, industrial, and agricultural markets. The films and flexible packaging industry is highly fragmented and competition is intense, stemming from direct competitors, customer in-sourcing, and substitute products. About 50% of the company's sales are under contracts with customers. These contracts allow for pass through of fluctuations in raw material prices, typically with some time lag. Although several end markets are relatively stable and recession-resistant, demand and profitability have been negatively affected by downgauging to lower-cost films and delayed product introductions by customers during the past few years.

The continued impact of competitive pricing pressures and downgauging by customers, coupled with the inability to fully pass through higher resin costs to customers has caused operating margins to decline steadily to about 9% during the second quarter from the low to mid-teens percentage area a few years ago. Still, Pliant benefits from leading niche market shares and well-established customer relationships, and management has implemented restructuring actions -- including plant rationalizations and headcount reductions -- which have generated cost savings. In addition, some benefit is expected in the second half of 2005 from recent capacity expansions.

Pliant's financial profile was significantly weakened following a recapitalization in May 2000. Disappointing operating results in the past few years have led to a further deterioration in already weak credit measures including total debt (adjusted for capitalized operating leases) to EBITDA of more than 9x and EBITDA interest coverage below 1x at June 30, 2005. Moreover, the company has not generated free cash flows for the past five years. During the first half of 2005, the company consumed $14 million of cash after capital spending of $17 million, payment of $7.5 million in financing fees, and receipt of $5 million in asset sale proceeds. Debt, which totaled $900 million at June 30, 2005, is expected to increase because of interest accretion on the company's senior discount notes and increased borrowings under the revolving credit facility in the face of higher raw-material costs.

LIQUIDITY

Liquidity is limited and is expected to continue declining given ongoing earnings pressures and negative free cash generation. At June 30, 2005, the company had $4 million in cash and $47 million in availability under its $100 million borrowing-based revolving credit facility. The borrowing base under this facility can be reduced by as much as $15 million if the company fails to meet a fixed charge coverage test.

Capital spending in 2005 is expected to range between $30 million and $35 million (including maintenance capital spending of about $12 million). The company has minimal debt maturities until 2009. Pliant recently exchanged the vast majority of its senior discount notes for new senior discount notes. Interest on the new notes is pay-in-kind until maturity whereas interest on the old notes becomes payable in cash in December 2006. However, the interest rate on the new notes is higher.

RECOVERY ANALYSIS

The rating on Pliant's $100 million revolving credit facility due February 2009 is still one notch above the corporate credit rating; this and the recovery rating of '1' indicate a high expectation of full recovery of principal in the event of a payment default. Based on Standard & Poor's recovery analysis, the underlying collateral is expected to provide lenders with full recovery of principal in a downside scenario. By contrast, the rating on the $262 million senior secured discount notes due 2009 ('CCC' with a '4' recovery rating) reflects Standard & Poor's expectation that the discount noteholders will receive marginal (25%-50%) recovery of principal in the event of a payment default. The revolving credit facility is secured by a first-priority security interest on inventory and accounts receivable of the company and its domestic and certain Canadian subsidiaries, and 65% of the stock of first-tier foreign subsidiaries. In addition, the facility is secured by a second-priority lien on collateral that includes all real property, fixtures, equipment, and other assets of domestic operating subsidiaries. The credit facility is governed by a borrowing base that limits advances to 85% of eligible accounts receivable and 65% of eligible inventory, which will afford substantial protection for lenders.

The old and new senior secured discount notes are secured by a first-priority security interest in all real property, fixtures, and other assets (excluding inventory and accounts receivable). In addition, the notes are secured by a second-priority security interest in inventory, accounts receivable, capital stock of domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the stock of certain first-tier foreign subsidiaries. The second-priority collateral is shared with the $250 million senior secured second-lien notes, which have a second-priority interest in all assets and are subject to an intercreditor agreement. Standard & Poor's maintains a '5' recovery rating on Pliant's existing $250 million senior secured second-lien notes to reflect these creditors' negligible recovery prospects in a default scenario.

OUTLOOK
--------------------------------------------------------------------------------

The outlook is negative. The company's weak financial condition increases vulnerability to default if business conditions worsen. Given its raw material cost challenges, onerous debt burden, and weak credit measures, management's ability to successfully improve the cost structure and achieve better pricing and volume growth is key to preserving sufficient liquidity and continuing to service debt. Further downgrades could occur in the near term if liquidity deteriorates. However, if the raw-material environment during the next several months is more benign than we expect, liquidity does not deteriorate, and credit measures strengthen, the outlook could be revised to stable or positive or the ratings raised slightly during the next two years.


RATINGS LIST
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                                    To                    From
Pliant Corp.
 Corporate credit rating            CCC+/Negative/--      B/Negative/--
 Senior secured bank loan           B-                    B+
   Recovery rating                  1                     1
 Senior secured discount notes      CCC                   B-
   Recovery rating                  4                     4
 Senior sec. second-lien notes      CCC-                  CCC+
   Recovery rating                  5                     5
 Subordinated debt                  CCC-                  CCC+

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